Exhibit 99

MEREDITH REPORTS FISCAL 2019 FOURTH QUARTER AND FULL YEAR RESULTS

National Media Group Advertising Revenues Exceeded Expectations in 4th Quarter; Trends Remain Strong

Local Media Group Delivers Third Straight Year of Record Financial Performance

Fiscal 2019 Total Company Revenues Increase More Than 40 Percent to $3.2 Billion

DES MOINES, IA (September 5, 2019) – Meredith Corporation (NYSE: MDP; meredith.com) – the leading media and marketing company with national brands serving 115 million unduplicated American women, including nearly 90 percent of U.S. millennial women; 150 million digital monthly unique visitors; a paid subscription base of 42 million; and 30 million viewers via 17 local television stations in fast-growing markets – today reported fiscal 2019 fourth quarter and full year results.

“Our National Media Group delivered improved comparable advertising performance in every quarter of fiscal 2019, and our Local Media Group achieved another year of record performance,” said Meredith Corporation President and Chief Executive Officer Tom Harty. “Of particular note, our television station group recorded an all-time high of $103 million of political advertising revenues, along with continued double-digit growth in retransmission revenue.

“Additionally, we made significant progress in fiscal 2019 executing on our plan to strategically integrate the assets acquired from Time Inc. and assemble the best portfolio of national media brands in the industry,” Harty continued. “We focused on implementing Meredith’s proven strategies and disciplined approach across our portfolio, which drove growth in total comparable National Media Group advertising revenues in the fourth quarter of fiscal 2019 including double-digit growth in digital advertising revenues and growth in print advertising revenues at the legacy Time Inc. titles. While it has taken longer than we initially expected to elevate the print and digital performance of the Time Inc. assets, we remain confident in the long-term vision and potential of the National Media Group brand portfolio.

“Finally, we continued Meredith’s long-term commitment to returning cash to shareholders by increasing our dividend by 5.5 percent. This represents a current dividend yield of 5.2 percent, which is more than double the average of the S&P 500. We accomplished this while still strengthening our balance sheet by paying down $825 million of debt,” Harty concluded.

Looking more closely at fiscal 2019 full-year results compared to the prior year:

•	Total Company revenues from continuing operations were up more than 40 percent to a record $3.2 billion.

•	Total Company advertising related and consumer related revenues recorded double-digit growth.

•
Earnings from continuing operations, which includes special items in both periods, were $129 million, compared to $114 million. Meredith recorded $94 million of net after-tax special items in fiscal 2019, primarily related to restructuring and integration costs related to the Time Inc. acquisition, and a non-cash impairment charge related to certain trademarks. Earnings per share from continuing operations were $1.12 compared to $1.79.

•
Earnings from continuing operations before special items increased 51 percent to $223 million, compared to $148 million, and increased on a per share basis to $3.19 from $2.54. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

•	Adjusted EBITDA was $706 million compared to $423 million. Adjusted earnings per share increased to $7.24 from $4.67.

Looking more closely at fiscal 2019 fourth quarter results compared to the prior-year period:

•	Total Company revenues from continuing operations were $786 million, compared to $799 million.

•
Loss from continuing operations was $4 million, or $0.51 per share, including $62 million of net after-tax special items, primarily related to restructuring and integration costs, and a non-cash impairment charge related to certain trademarks. This compares to fiscal 2018 fourth quarter earnings from continuing operations of $17 million, or a loss of $0.06 per share, which included $14 million of net after-tax special items.

•	Excluding special items in both periods, earnings from continuing operations were $58 million compared to $31 million, and increased on a per share basis to $0.85 from $0.25.

•	Adjusted EBITDA grew 6 percent to $169 million compared to $160 million. Adjusted earnings per share increased to $1.79 from $1.31.

Looking ahead to fiscal 2020:

•	Meredith expects to deliver an additional $135 million in cost synergies, which would bring the cumulative total to $565 million by the end of fiscal 2020.

•
In its Local Media Group, Meredith will be cycling against a record $103 million of political advertising revenues generated in fiscal 2019, partially offset by stronger results from retransmission consent fees.

•	In its National Media Group, Meredith expects:

◦	Print advertising revenue to return to its historical performance levels, which equates to mid-single digit declines.

◦	Digital advertising revenue to increase in the mid-single digits.

◦	Strategic investments in its growing digital advertising and consumer related activities to drive continued revenue and profit growth over the long-term.

◦	Higher production and distribution expenses, including postal rates.

◦
Lower contribution from consumer related revenues due primarily to the number of low-margin magazine subscriptions inside the legacy Time Inc. brands. Meredith is in the process of transitioning these to more profitable sources, which will take time as the opportunity for margin improvement happens when subscriptions renew.

“Without a doubt, the Time Inc. acquisition has dramatically improved our competitive position in the marketplace, lifting Meredith from the #4 player to #1,” said Harty. “That said, we begin fiscal 2020 at a lower profit point than originally expected. In addition, we are planning strategic investments to further strengthen our performance and maximize shareholder value over time. Both of these factors contribute to a reset of our financial expectations in the outlook we’re providing.”

NATIONAL MEDIA GROUP DETAIL

Fiscal 2019 National Media Group operating profit increased nearly 50 percent to $126 million. Excluding special items, operating profit was $230 million and adjusted EBITDA was $456 million. Revenues were $2.3 billion. Results exclude discontinued operations (TIME, FORTUNE, Sports Illustrated, FanSided and Viant). (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Fiscal 2019 fourth quarter National Media Group operating profit was $6 million. Excluding special items, operating profit grew 17 percent to $63 million, adjusted EBITDA was $115 million, and revenues were $588 million.

In fiscal 2019, Meredith’s National Media Group continued its aggressive plan to strategically integrate the brands and businesses acquired from Time Inc., including:

•
Improving the print advertising performance of the acquired Time Inc. properties to Meredith’s historical levels. Meredith has implemented its proven strategies, standards and discipline across the legacy Time Inc. portfolio to improve performance, including aligning it with Meredith’s successful sales structure. While comparable advertising performance lagged Meredith’s expectations in the first half of fiscal 2019, it met expectations in the second half, including low-single digit print advertising revenue growth at the legacy Time Inc. titles in the fourth quarter.

•
Growing revenue and raising the profit margins of the acquired Time Inc. digital properties. Meredith is leveraging the increased scale of its combined digital portfolio to enhance sales initiatives. Digital advertising revenue accounted for 34 percent of total National Media Group advertising revenues in fiscal 2019. Similar to print, digital advertising performance lagged Meredith’s expectations in the first half of fiscal 2019. However, it met expectations in the second half, including delivering mid-single digit advertising revenue growth on a reported basis and low double digit growth on a comparable basis in the fourth quarter of fiscal 2019.

•
Growing high-margin consumer related revenues by leveraging its expanded brand portfolio. Consumer related revenues accounted for more than 45 percent of total National Media Group revenues in fiscal 2019. Of note, Meredith is the leading participant in the recently launched Apple News+, a new subscription service that offers 30 Meredith magazines in an innovative, convenient and curated experience.

•
Selling media assets not core to Meredith’s business at attractive multiples. Meredith received $430 million in fiscal 2019 related to the divestiture of the TIME, FORTUNE and Sports Illustrated brands.

LOCAL MEDIA GROUP DETAIL

Fiscal 2019 Local Media Group operating profit grew nearly 50 percent to $278 million, adjusted EBITDA grew more than 40 percent to $318 million and revenues grew 25 percent to $864 million, compared to the prior year, all records. (See Tables 1-3 for supplemental disclosures regarding non-GAAP financial measures.)

Fiscal 2019 fourth quarter Local Media Group operating profit was $63 million, adjusted EBITDA was $72 million and revenues were $199 million.

Looking more closely at the Local Media Group’s fiscal 2019 full year financial performance compared to the prior year:

•
Total advertising related revenues grew nearly 30 percent to $538 million, driven by strong demand for political advertising revenues which were a record $103 million. Meredith stations in the Phoenix, Las Vegas, St. Louis and Kansas City markets were the leading beneficiaries of the surge in political advertising.

•
Non-political advertising related revenues grew 9 percent to $435 million. This was driven primarily by a full year of contribution from MNI Targeted Media. Non-political spot advertising revenues were down 3 percent due primarily to political advertising displacement. From a category standpoint, declines in the automotive and restaurants advertising categories were partially offset by growth in the professional services, media and home services advertising categories.

•
Consumer related revenues increased more than 15 percent to $317 million due to growth in retransmission fees from cable and satellite television operators. These increases were partially offset by higher payments to affiliated networks.

In fiscal 2019, Meredith’s Local Media Group continued to aggressively execute its strategic initiatives to generate growth in revenue and operating profit, and increase shareholder value over time. These included:

•
Increasing its consumer connection – Meredith delivered strong performance during ratings periods throughout fiscal 2019. During the most recent May rating period, Meredith stations in eight of its 12 markets ranked No. 1 or No. 2 from sign-on to sign-off.

•
Rapidly growing its digital platforms – Local Media Group digital advertising related revenues rose 74 percent, reflecting a full year of contribution from MNI Targeted Media. In addition, traffic across the Local Media Group’s digital properties grew in the low double digits from the prior year and averaged 19 million unique visitors per month in fiscal 2019.

•
Successfully renewing key distribution and network affiliation agreements – During the year, Meredith completed retransmission consent agreements with Cox Communications and Comcast Corp., as well as network affiliation renewals for all of its FOX-affiliated stations (Portland, Las Vegas, Greenville, SC, Mobile and Springfield, MA).

•
Innovating and expanding across the television station portfolio – Leveraging assets acquired from the Time Inc. acquisition, Meredith launched a weekly television show based on the strength of the PEOPLE brand. The Local Media Group has committed to launching the show in daily syndication beginning in Fall 2020 with distribution across all 12 of its local television markets, and is actively engaged in discussions with other broadcast television owners to carry the show.

OTHER FINANCIAL INFORMATION

Meredith remains committed to strong capital stewardship and its successful Total Shareholder Return strategy. This includes:

•
Return of capital to shareholders through consistent and ongoing dividend increases – Meredith raised its regular dividend by 5.5 percent to $2.30 on an annualized basis in February 2019. This marked the 26th straight year of dividend increases for Meredith and the 72nd consecutive year of dividend payments. Since launching its Total Shareholder Return strategy in October 2011, Meredith has increased its dividend 125 percent.

•	Aggressive debt paydown and management of liabilities – Long-term debt was $2.3 billion at June 30, 2019, reflecting repayment of $825 million in fiscal 2019.

•	Share repurchases – Meredith’s ongoing share repurchase program has $50 million remaining under current authorizations as of June 30, 2019.

During the fourth quarter of fiscal 2019, Meredith decided to retain the Money brand and therefore removed it from Assets Held for Sale. Results from continuing operations have been adjusted to reflect inclusion of the Money brand in all periods presented. All earnings per share amounts in the text of this release are on a diluted basis per common share. Both basic and diluted earnings per common share can be found in the attached Consolidated Statements of Earnings (Loss). All fiscal 2019 full year and fourth quarter comparisons are against the comparable prior-year period unless otherwise stated.

FISCAL 2020 OUTLOOK

For full-year fiscal 2020, Meredith expects:

•	Total Company revenues to range from $3.0 billion to $3.2 billion.

•
Earnings from continuing operations, including non-cash depreciation and amortization of approximately $220 million and net interest expense of approximately $150 million, to range from $197 million to $212 million, and from $2.58 to $2.88 on a per share basis. These amounts do not include special items. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•
Adjusted EBITDA to range from $640 million to $675 million, and adjusted earnings per share to range from $5.75 to $6.20. This includes approximately $50 million of planned strategic investments. (See Tables 4-5 for supplemental disclosures.)

•	Additionally, Meredith expects to generate approximately $75 million of proceeds from its remaining Assets Held for Sale and intends to use that cash for further debt reduction.

Looking more closely at the first quarter of fiscal 2020, Meredith expects:

•	National Media Group revenues to range from $535 million to $565 million.

•	Local Media Group revenues to range from $195 million to $200 million.

•
Earnings from continuing operations, including non-cash depreciation and amortization of approximately $58 million and net interest expense of approximately $38 million, to range from $20 million to $22 million, and from $0.01 to $0.05 on a per share basis. These amounts do not include special items. Actual results may include special items that have not yet occurred and are difficult to predict with reasonable certainty at this time.

•	Adjusted EBITDA to range from $122 million to $127 million, and adjusted earnings per share to range from $0.88 to $0.93. (See Tables 4-5 for supplemental disclosures.)

CONFERENCE CALL WEBCAST

Meredith will host a conference call on September 5, 2019, at 8:30 a.m. EDT to discuss fiscal 2019 fourth quarter and full year results and its outlook for the first quarter and full year of fiscal 2020. A live webcast will be accessible to the public on the Company’s website, and a replay will be available for two weeks. A transcript will be available within 48 hours of the call at meredith.com.

RATIONALE FOR USE AND ACCESS TO NON-GAAP RESULTS

Management uses and presents GAAP and non-GAAP results to evaluate and communicate its performance. Non-GAAP measures should not be construed as alternatives to GAAP measures. Adjusted net earnings per share, adjusted EBITDA, and adjusted EBITDA margin are common supplemental measures of performance used by investors and financial analysts. Management believes that adjusted earnings per share and adjusted EBITDA provides an additional analytical tool to clarify the Company’s results from core operations and delineate underlying trends. Adjusted net earnings per share are defined as net earnings per share from continuing operations before depreciation, amortization and special items. Management has removed these costs as they are deemed to be non-operational in nature. Adjusted EBITDA is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items. Management does not use adjusted EBITDA as a measure of liquidity or funds available for management’s discretionary use because it excludes certain contractual and non-discretionary expenditures.

Results excluding special items are supplemental non-GAAP financial measures. While these adjusted results are not a substitute for reported results under GAAP, management believes this information is useful as an aid in further understanding Meredith’s current performance, performance trends and financial condition. Reconciliations of GAAP to non-GAAP measures are attached to this press release and available at www.meredith.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements that are subject to risks and uncertainties. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, the Company’s successful implementation of its strategies; the Company’s financial outlook for full year and first quarter of fiscal 2020; the Company’s anticipated asset sales; and the expected benefits of the acquisition of Time Inc., including the expected synergies from the transaction, anticipated timing of disposition of certain acquired brands and businesses, and the Company’s prospects for growth and increasing shareholder value.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, downturns in national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s recent acquisition of Time Inc., including: (1) the Company’s ability to retain key personnel; (2) unexpected costs, charges or expenses resulting from the acquisition; (3) the Company’s ability to realize the anticipated benefits of the acquisition of Time Inc.; (4) delays, challenges and expenses associated with integrating the businesses; (5) the Company’s ability to comply with the terms of the debt and equity financings entered into in connection with the acquisition; and (6) the risk factors contained in the Company’s most recent Form 10-K filed with the Securities and Exchange Commission, which are available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for more than 115 years. Today, Meredith uses multiple distribution platforms—including broadcast television, print, digital, mobile and video—to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith's National Media Group reaches over 180 million unduplicated American consumers every month, including nearly 90 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith is the No. 1 magazine operator in the U.S., and owner of the largest premium content digital network for American consumers. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the company's state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households and 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets—including Atlanta, Phoenix, St. Louis and Portland—and 13 in the Top 50. Meredith's stations produce more than 700 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.

-- # # # # --

Shareholder/Financial Analyst Contact:	Media Contact:
Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Earnings (Loss) (Unaudited)

	Three Months		Twelve Months
Periods ended June 30,	2019	2018	2019	2018
(In millions except per share data)
Revenues
Advertising related	$400.8	$422.9	$1,686.6	$1,190.7
Consumer related	355.9	337.0	1,393.6	921.3
Other	28.9	38.8	108.3	152.2
Total revenues	785.6	798.7	3,188.5	2,264.2
Operating expenses
Production, distribution, and editorial	279.7	299.5	1,161.2	868.0
Selling, general, and administrative	344.0	346.1	1,350.0	987.5
Acquisition, disposition, and restructuring related activities	39.3	19.7	100.9	170.1
Depreciation and amortization	57.3	64.0	247.6	129.0
Impairment of long-lived assets	41.8	2.9	41.8	22.7
Total operating expenses	762.1	732.2	2,901.5	2,177.3
Income from operations	23.5	66.5	287.0	86.9
Non-operating income, net	6.9	6.6	24.2	0.7
Interest expense, net	(39.5)	(41.1)	(170.6)	(97.2)
Earnings (loss) from continuing operations before income taxes	(9.1)	32.0	140.6	(9.6)
Income tax benefit (expense)	5.5	(15.4)	(11.5)	123.6
Earnings (loss) from continuing operations	(3.6)	16.6	129.1	114.0
Gain (loss) from discontinued operations, net of income taxes	(9.4)	0.3	(82.8)	(14.6)
Net earnings (loss)	$(13.0)	$16.9	$46.3	$99.4

Basic earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.51)	$(0.06)	$1.12	$1.80
Discontinued operations	(0.21)	—	(1.83)	(0.32)
Basic earnings (loss) per common share	$(0.72)	$(0.06)	$(0.71)	$1.48
Basic average common shares outstanding	45.4	45.1	45.3	44.9

Diluted earnings (loss) per share attributable to common shareholders
Continuing operations	$(0.51)	$(0.06)	$1.12	$1.79
Discontinued operations	(0.21)	—	(1.82)	(0.32)
Diluted earnings (loss) per common share	$(0.72)	$(0.06)	$(0.70)	$1.47
Diluted average common shares outstanding	45.4	45.1	45.5	45.2

Dividends paid per common share	$0.575	$0.545	$2.240	$2.130

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Twelve Months
Periods ended June 30,	2019	2018	2019	2018
(In millions)
Revenues
National media
Print	$171.4	$193.1	$690.1	$501.9
Digital	99.3	94.9	394.9	253.8
Third party sales	18.7	12.0	65.3	19.8
Total advertising related	289.4	300.0	1,150.3	775.5
Subscription	178.7	157.2	693.7	419.9
Newsstand	39.6	47.9	165.5	98.1
Affinity marketing	13.5	22.7	83.6	38.1
Licensing	26.6	29.5	94.4	73.0
Digital consumer driven	13.1	6.0	39.9	21.3
Total consumer related	271.5	263.3	1,077.1	650.4
Project based	17.0	16.3	50.5	111.0
Other	9.6	21.0	48.7	35.7
Total other	26.6	37.3	99.2	146.7
Total national media	587.5	600.6	2,326.6	1,572.6
Local media
Non-political spot	80.9	79.5	323.3	333.7
Political spot	0.3	10.3	102.9	16.1
Digital	4.2	4.0	15.8	15.2
Third party sales	26.5	29.9	96.2	51.7
Total advertising related	111.9	123.7	538.2	416.7
Consumer related	84.4	73.7	316.5	270.9
Other	2.3	1.5	9.1	5.5
Total local media	198.6	198.9	863.8	693.1
Intersegment revenue elimination	(0.5)	(0.8)	(1.9)	(1.5)
Total revenues	$785.6	$798.7	$3,188.5	$2,264.2

Continued

Meredith Corporation and Subsidiaries
Segment Information (Unaudited)

	Three Months		Twelve Months
Periods ended June 30,	2019	2018	2019	2018
(In millions)
Operating profit
National media	$6.4	$41.4	$126.0	$85.0
Local media	62.6	58.2	278.3	186.7
Unallocated corporate	(45.5)	(33.1)	(117.3)	(184.8)
Income from operations	$23.5	$66.5	$287.0	$86.9

Depreciation and amortization
National media	$47.8	$53.7	$206.5	$92.9
Local media	8.9	9.6	36.6	33.2
Unallocated corporate	0.6	0.7	4.5	2.9
Total depreciation and amortization	$57.3	$64.0	$247.6	$129.0

Adjusted EBITDA [1]
National media	$114.8	$113.9	$456.0	$256.9
Local media	72.4	68.5	318.2	223.2
Unallocated corporate	(17.9)	(22.4)	(68.6)	(57.5)
Total Adjusted EBITDA	$169.3	$160.0	$705.6	$422.6

1	Adjusted EBITDA is earnings (loss) before discontinued operations, interest, taxes, depreciation, amortization, and special items.

Meredith Corporation and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)

Assets	June 30, 2019	June 30, 2018
(In millions)
Current assets
Cash and cash equivalents	$45.0	$437.6
Accounts receivable, net	609.1	545.2
Inventories	62.7	44.4
Current portion of subscription acquisition costs	242.0	145.0
Current portion of broadcast rights	7.1	9.8
Assets held-for-sale	321.0	719.8
Other current assets	63.2	114.9
Total current assets	1,350.1	2,016.7
Property, plant, and equipment, net	450.3	483.7
Subscription acquisition costs	273.9	66.3
Broadcast rights	6.0	18.9
Other assets	263.6	263.3
Intangible assets, net	1,813.6	2,006.2
Goodwill	1,979.4	1,915.8
Total assets	$6,136.9	$6,770.9

Liabilities, Redeemable Convertible Preferred Stock, and Shareholders’ Equity
Current liabilities
Current portion of long-term debt	$—	$17.7
Current portion of long-term broadcast rights payable	6.6	8.9
Accounts payable	242.6	195.1
Accrued expenses and other liabilities	300.6	410.6
Current portion of unearned revenues	458.9	393.5
Liabilities associated with assets held-for-sale	252.1	200.0
Total current liabilities	1,260.8	1,225.8
Long-term debt	2,333.3	3,117.9
Long-term broadcast rights payable	8.4	20.8
Unearned revenues	318.6	132.3
Deferred income taxes	506.2	437.0
Other noncurrent liabilities	194.8	217.0
Total liabilities	4,622.1	5,150.8

Redeemable convertible Series A preferred stock	540.2	522.6

Shareholders’ equity
Common stock	40.1	39.8
Class B stock	5.1	5.1
Additional paid-in capital	216.7	199.5
Retained earnings	759.0	889.8
Accumulated other comprehensive loss	(46.3)	(36.7)
Total shareholders’ equity	974.6	1,097.5
Total liabilities, redeemable convertible preferred stock, and shareholders' equity	$6,136.9	$6,770.9

Meredith Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

Years ended June 30,	2019	2018
(In millions)
Net cash provided by operating activities	$245.3	$149.9

Cash flows from investing activities
Acquisitions of and investments in businesses, net of cash acquired	(18.4)	(2,786.5)
Proceeds from disposition of assets, net of cash sold	349.1	219.2
Proceeds received in advance of sale of business	90.0	—
Additions to property, plant, and equipment	(46.4)	(53.2)
Other	—	3.8
Net cash provided by (used in) investing activities	374.3	(2,616.7)

Cash flows from financing activities
Proceeds from issuance of long-term debt	210.0	3,260.0
Repayments of long-term debt	(1,037.0)	(765.1)
Proceeds from preferred stock, warrants, and options issued, net of issuance costs	—	631.0
Dividends paid	(161.9)	(121.5)
Debt issuance costs paid	—	(70.8)
Purchases of Company stock	(10.0)	(31.1)
Proceeds from common stock issued	4.6	19.3
Payment of acquisition related contingent consideration	(19.3)	(4.3)
Net cash provided by (used in) financing activities	(1,013.6)	2,917.5
Effect of exchange rate changes on cash and cash equivalents	(1.4)	(4.1)
Change in cash held-for-sale	2.8	(31.3)
Net increase (decrease) in cash and cash equivalents	(392.6)	415.3
Cash and cash equivalents at beginning of year	437.6	22.3
Cash and cash equivalents at end of year	$45.0	$437.6

Table 1
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items - The following tables show earnings (loss) from continuing operations as reported under accounting principles generally accepted in the United States of America (GAAP) and excluding the special items. Earnings (loss) from continuing operations excluding the special items, depreciation, and amortization are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

	Three Months		Twelve Months
Periods ended June 30,	2019	2018	2019	2018
(In millions)
Earnings (loss) from continuing operations	$(3.6)	$16.6	$129.1	$114.0
Special items
Write-down of impaired assets	41.8	2.9	41.8	22.7
Transaction and integration costs	30.2	16.4	64.6	69.3
Severance and related benefit costs	13.9	14.8	51.5	112.4
Gain on sale of businesses and asset	(4.7)	(11.4)	(15.1)	(14.7)
Extinguishment loss	1.1	—	10.9	0.6
Pension settlement charge	(2.8)	—	(2.8)	—
Bridge facility commitment costs	—	—	—	17.5
Loss on equity method investment	—	—	—	12.9
Other	3.2	0.2	6.8	3.4
Special items subtotal	82.7	22.9	157.7	224.1
Tax benefit on special items	(21.0)	(8.4)	(40.2)	(57.3)
Tax special items	—	—	(23.4)	—
Tax impact of remeasurement of deferred tax assets and liabilities	—	—	—	(133.0)
Net special items	61.7	14.5	94.1	33.8
Earnings from continuing operations before special items (non-GAAP)	58.1	31.1	223.2	147.8
Depreciation and amortization	57.3	64.0	247.6	129.0
Tax impact of depreciation and amortization	(14.5)	(16.3)	(63.1)	(32.9)
Net depreciation and amortization impact	42.8	47.7	184.5	96.1
Adjusted earnings (non-GAAP)	$100.9	$78.8	$407.7	$243.9

Adjusted diluted earnings per share attributable to common shareholders
Continuing operations	$(0.51)	$(0.06)	$1.12	$1.79
Per share impact of net special items	1.36	0.31	2.07	0.75
Earnings from continuing operations before special items (non-GAAP)	0.85	0.25	3.19	2.54
Per share impact depreciation and amortization	0.94	1.06	4.05	2.13
Adjusted earnings per share (non-GAAP)	$1.79	$1.31	$7.24	$4.67

Table 2
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Three months ended June 30, 2019	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$587.5	$198.6

Net loss				$(13.0)
Loss from discontinued operations, net of income taxes				9.4
Loss from continuing operations				(3.6)
Income tax benefit				(5.5)
Interest expense, net				39.5
Non-operating income, net				(6.9)
Operating profit	$6.4	$62.6	$(45.5)	23.5
Special items included in operating profit:
Write-down of impaired assets	41.8	—	—	41.8
Severance and related benefit costs	13.6	0.3	—	13.9
Transaction and integration costs	2.2	—	28.0	30.2
Gain on sale of businesses and asset	(4.7)	—	—	(4.7)
Other	3.2	—	—	3.2
Total special items included in operating profit	56.1	0.3	28.0	84.4
Operating profit excluding special items (non-GAAP)	62.5	62.9	(17.5)	107.9
Non-operating income, net	7.3	0.6	(1.0)	6.9
Special item included in non-operating income, net – pension settlement	(2.8)	—	—	(2.8)
Depreciation and amortization	47.8	8.9	0.6	57.3
Adjusted EBITDA (non-GAAP)	$114.8	$72.4	$(17.9)	$169.3

Segment operating margin	1.1%	31.5%
Segment adjusted EBITDA margin	19.5%	36.5%

Table 2 Continued

Three months ended June 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$600.6	$198.9

Net earnings				$16.9
Gain from discontinued operations, net of income taxes				(0.3)
Earnings from continuing operations				16.6
Income tax expense				15.4
Interest expense, net				41.1
Non-operating income, net				(6.6)
Operating profit	$41.4	$58.2	$(33.1)	66.5
Special items included in operating profit:
Write-down of impaired assets	2.9	—	—	2.9
Transaction and integration costs	1.7	—	14.7	16.4
Severance and related benefit costs	18.7	0.1	(4.0)	14.8
Gain on sale of businesses and asset	(11.4)	—	—	(11.4)
Other	0.2	—	—	0.2
Total special items included in operating profit	12.1	0.1	10.7	22.9
Operating profit excluding special items (non-GAAP)	53.5	58.3	(22.4)	89.4
Non-operating income, net	6.7	0.6	(0.7)	6.6
Depreciation and amortization	53.7	9.6	0.7	64.0
Adjusted EBITDA (non-GAAP)	$113.9	$68.5	$(22.4)	$160.0

Segment operating margin	6.9%	29.3%
Segment adjusted EBITDA margin	19.0%	34.4%

Table 3
Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Special Items
The following tables show results of operations as reported under GAAP and excluding the special items. Results of operations excluding the special items are non-GAAP measures. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

Adjusted EBITDA
Consolidated adjusted EBITDA, which is reconciled to net earnings in the following tables, is defined as earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

Segment adjusted EBITDA is a measure of segment earnings before depreciation, amortization, and special items. Segment adjusted EBITDA margin is defined as segment adjusted EBITDA divided by segment revenues.

Year ended June 30, 2019	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$2,326.6	$863.8

Net earnings				$46.3
Loss from discontinued operations, net of income taxes				82.8
Earnings from continuing operations				129.1
Income tax expense				11.5
Interest expense, net				170.6
Non-operating income, net				(24.2)
Operating profit	$126.0	$278.3	$(117.3)	287.0
Special items included in operating profit:
Write-down of impaired assets	41.8	—	—	41.8
Severance and related benefit costs	44.9	2.0	4.6	51.5
Transaction and integration costs	23.4	—	41.2	64.6
Gain on sale of businesses and asset	(11.1)	—	—	(11.1)
Other	5.4	(0.9)	2.3	6.8
Total special items	104.4	1.1	48.1	153.6
Operating profit excluding special items (non-GAAP)	230.4	279.4	(69.2)	440.6
Non-operating income, net	25.9	2.2	(3.9)	24.2
Special items included in non-operating income, net
Gain on sale of business	(4.0)	—	—	(4.0)
Pension settlement	(2.8)	—	—	(2.8)
Total special items included in non-operating income, net	(6.8)	—	—	(6.8)
Depreciation and amortization	206.5	36.6	4.5	247.6
Adjusted EBITDA (non-GAAP)	$456.0	$318.2	$(68.6)	$705.6

Segment operating margin	5.4%	32.2%
Segment adjusted EBITDA margin	19.6%	36.8%

Table 3 Continued

Year ended June 30, 2018	National Media	Local Media	Unallocated Corporate	Total
(In millions)
Revenues	$1,572.6	$693.1

Net earnings				$99.4
Loss from discontinued operations, net of income taxes				14.6
Earnings from continuing operations				114.0
Income tax benefit				(123.6)
Interest expense, net				97.2
Non-operating income, net				(0.7)
Operating profit	$85.0	$186.7	$(184.8)	86.9
Special items included in operating profit:
Write-down of impaired assets	22.7	—	—	22.7
Transaction and integration costs	1.7	—	67.6	69.3
Severance and related benefit costs	56.4	0.9	55.1	112.4
Gain on sale of businesses and asset	(14.7)	—	—	(14.7)
Other	—	—	3.4	3.4
Total special items included in operating profit	66.1	0.9	126.1	193.1
Operating profit excluding special items (non-GAAP)	151.1	187.6	(58.7)	280.0
Non-operating income, net	12.9	2.4	(14.6)	0.7
Special item included in non-operating expense – loss on equity method investment	—	—	12.9	12.9
Depreciation and amortization	92.9	33.2	2.9	129.0
Adjusted EBITDA (non-GAAP)	$256.9	$223.2	$(57.5)	$422.6

Segment operating margin	5.4%	26.9%
Segment adjusted EBITDA margin	16.3%	32.2%

Table 4

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Earnings Outlook

			Attributable to other instruments [1]	Attributable to common shareholders	Diluted shares	Diluted earnings per share [2]
(In millions, except per share data)
Year ending June 30, 2020 - Low Projection
	Earnings from continuing operations	$197	$(79)	$118	45.8	$2.58
	Depreciation and amortization, net of tax	151
	Adjusted earnings (non-GAAP) [3]	$348	(85)	263	45.8	5.75

Year ending June 30, 2020 - High Projection
	Earnings from continuing operations	$212	(80)	132	45.8	2.88
	Depreciation and amortization, net of tax	157
	Adjusted earnings (non-GAAP) [3]	$369	(85)	284	45.8	6.20

Quarter ending September 30, 2019 - Low Projection
	Earnings from continuing operations	$20	(20)	—	45.7	0.01
	Depreciation and amortization, net of tax	40
	Adjusted earnings (non-GAAP) [3]	$60	(20)	40	45.7	0.88

Quarter ending September 30, 2019 - High Projection
	Earnings from continuing operations	$22	(20)	2	45.7	0.05
	Depreciation and amortization, net of tax	41
	Adjusted earnings (non-GAAP) [3]	$63	(20)	43	45.7	0.93
[1]
Includes preferred stock dividends, accretion of preferred stock, dividends on other securities, and undistributed earnings allocated to other securities to the extent that these instruments are not deemed to be dilutive.

[2]
Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The dilutive effect of these instruments were computed using the two-class method.

[3]	Adjusted earnings is defined as earnings from continuing operations before special items, depreciation, and amortization.

Table 5

Meredith Corporation and Subsidiaries
Supplemental Disclosures

Projected Adjusted EBITDA
Projected adjusted EBITDA, which is reconciled to projected earnings from continuing operations in the following table, is defined as projected earnings from continuing operations before interest, taxes, depreciation, amortization, and special items.

	Quarter ending September 30, 2019		Year ending June 30, 2020
	Low	High	Low	High
(In millions)
Earnings from continuing operations	$20	$22	$197	$212

Income tax expense	7	9	81	88
Interest expense, net	38	38	147	150
Depreciation and amortization	57	58	215	225
Adjusted EBITDA (non-GAAP)	$122	$127	$640	$675

Table 6

Meredith Corporation and Subsidiaries
Supplemental Disclosures Regarding Non-GAAP Financial Measures

Net Debt - The following table presents long-term debt as reported under GAAP and net of cash and cash equivalents also as reported under GAAP. Net debt is a non-GAAP measure. Management’s rationale for presenting non-GAAP measures is included in the text of this earnings release.

(In millions)	June 30, 2019
Long-term debt	$2,333.3
Less: cash and cash equivalents	(45.0)
Net debt	$2,288.3